                        TRANSFER AND ASSUMPTION AGREEMENT

                          DATED AS OF NOVEMBER 28, 2001

                                  BY AND AMONG

                              THE BANK OF NEW YORK,

                                HOENIG GROUP INC.

                                       AND

                          AXE-HOUGHTON ASSOCIATES INC.



                                TABLE OF CONTENTS

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                                                                                              ----
                                              ARTICLE 1

                                      DEFINITIONS; CONSTRUCTION

Section 1.1       Definitions...................................................................1
Section 1.2       Construction..................................................................7

                                              ARTICLE 2

                               RIGHTS TRANSFERRED; OBLIGATIONS ASSUMED

Section 2.1       Transfer of Rights and Purchased Assets.......................................7
Section 2.2       Assumption of Portfolio Obligations and Assumed Liabilities...................7
Section 2.3       Instruments of Transfer.......................................................7
Section 2.4       Delivery of Purchased Assets..................................................7
Section 2.5       The Records...................................................................8
Section 2.6       Purchase Price................................................................8
Section 2.7       Purchase Price Adjustment.....................................................8
Section 2.8       Accounts Receivable..........................................................10
Section 2.9       Allocation of Purchase Price.................................................10
Section 2.10      Transfer Taxes...............................................................10
Section 2.11      Tax Cooperation; Certain Tax Matter..........................................10

                                              ARTICLE 3

                                        CLOSING; TERMINATION

Section 3.1       Closing......................................................................11
Section 3.2       Termination..................................................................11

                                              ARTICLE 4

                               CERTAIN ADDITIONAL AGREEMENTS OF SELLER

Section 4.1       Access to the Records and Employees..........................................12
Section 4.2       Confidentiality..............................................................12
Section 4.3       Responsibility for Portfolio Servicing Agreements until Closing..............13





                                       i

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
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
Section 4.4       Conduct and Preservation of the Axe Core Disciplines.........................13
Section 4.5       Supplemental Account Summary.................................................14
Section 4.6       Cooperation..................................................................15
Section 4.7       Consents and Approvals.......................................................15
Section 4.8       Further Assurances.*.........................................................15
Section 4.9       Noncompete; Non-Solicitation.................................................15
Section 4.10      Notification of Certain Matters .............................................16
Section 4.11      Certain Payments.............................................................16

                                              ARTICLE 5

                               CERTAIN ADDITIONAL AGREEMENTS OF BUYER

Section 5.1       Further Assurances...........................................................17
Section 5.2       Confidentiality..............................................................17
Section 5.3       Use of Copyrights, Trademarks, Trade Names, Etc..............................18
Section 5.4       Notification of Certain Matters..............................................18
Section 5.5       Cooperation..................................................................19

                                              ARTICLE 6

                      REPRESENTATIONS AND WARRANTIES OF SELLER PARENT AND SELLER

Section 6.1       Organization.................................................................19
Section 6.2       Authority....................................................................19
Section 6.3       Organization.................................................................19
Section 6.4       Authority....................................................................19
Section 6.5       No Violations................................................................19
Section 6.6       Consents.....................................................................20
Section 6.7       No Finders' Fees.............................................................20
Section 6.8       Licenses and Permits.........................................................20
Section 6.9       Legal Proceedings............................................................20
Section 6.10      Portfolio Servicing Agreements...............................................20
Section 6.11      Records......................................................................21
Section 6.12      Standards....................................................................21
Section 6.13      Domicile.....................................................................22
Section 6.14      No Material Adverse Change...................................................22
Section 6.15      Title........................................................................22
Section 6.16      Compliance with Law; Portfolio Servicing Agreements..........................22
Section 6.17      Tax Matters..................................................................22




                                       ii

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
Section 6.18      Environmental................................................................22
Section 6.19      No Material Adverse Effect...................................................23
Section 6.20      Purchased Assets.............................................................23
Section 6.21      Software.....................................................................23

                                              ARTICLE 7

                                REPRESENTATIONS AND WARRANTIES OF BUYER

Section 7.1       Organization.................................................................25
Section 7.2       Authority....................................................................25
Section 7.3       No Violations................................................................25
Section 7.4       Consents.....................................................................26
Section 7.5       No Finders' Fees.............................................................26
Section 7.6       Compliance...................................................................26
Section 7.7       Legal Proceedings............................................................26

                                              ARTICLE 8

                                          EMPLOYEE MATTERS

Section 8.1       Employee Matters.............................................................26

                                              ARTICLE 9

                                           INDEMNIFICATION

Section 9.1       Indemnification by Seller Parent and Seller..................................28
Section 9.2       Indemnification by Buyer.....................................................28
Section 9.3       Pass Through Indemnification.................................................28
Section 9.4       Indemnification Procedure....................................................29
Section 9.5       Treatment of Indemnification Payments........................................30
Section 9.6       Survival of Consents, Agreements, Representations and Warranties.............30
Section 9.7       Limitation on Indemnification................................................30

                                              ARTICLE 10

                                         CONDITIONS TO CLOSING

Section 10.1      Conditions to Buyer's Obligations............................................31
Section 10.2      Conditions to Seller's Obligations...........................................31




                                      iii

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
Section 10.3      Conditions to Each Party's Obligations.......................................32

                                              ARTICLE 11

                                            MISCELLANEOUS

Section 11.1      Expenses.....................................................................32
Section 11.2      Notices; Form of Payment.....................................................32
Section 11.3      Third Party Beneficiaries....................................................34
Section 11.4      No Joint Venture.............................................................34
Section 11.5      Successors and Assigns.......................................................34
Section 11.6      Amendments and Waivers.......................................................34
Section 11.7      Consent to Jurisdiction......................................................34
Section 11.8      Severability of Provisions...................................................35
Section 11.9      Counterparts.................................................................35
Section 11.10     GOVERNING LAW................................................................35
Section 11.11     WAIVER OF JURY...............................................................35
Section 11.12     Captions.....................................................................35
Section 11.13     Entire Agreement.............................................................35
Section 11.14     Publicity....................................................................35






                                       iv

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LIST OF SCHEDULES AND EXHIBITS
------------------------------

EXHIBIT A                   List of Portfolio Servicing Agreements
EXHIBIT A-1                 Supplemental List of Portfolio Servicing Agreements
EXHIBIT B                   List of Purchased Assets and Accounts Receivable
EXHIBIT C                   Form of Assignment and Assumption Agreement
EXHIBIT D                   Assumed Liabilities
EXHIBIT E                   Form of Client Consent
EXHIBIT F                   Client Prospect List
SCHEDULE 6.8                Permits
SCHEDULE 6.21               Software
SCHEDULE 8.1                Employees
SCHEDULE 11.2(b)            Wire Transfer Instructions

                        TRANSFER AND ASSUMPTION AGREEMENT

         TRANSFER AND ASSUMPTION AGREEMENT, dated as of November 28, 2001 by and among THE BANK OF NEW YORK, a New York banking corporation ("Buyer"), HOENIG GROUP INC., a Delaware corporation ("Seller Parent") and AXE-HOUGHTON ASSOCIATES INC., a Delaware corporation ("Seller").

                               W I T N E S S E T H

         WHEREAS, Seller is engaged in the business of providing asset management services to public and corporate employee benefit plans, investment partnerships and other institutional clients in the United States; and

         WHEREAS, Buyer is engaged in similar businesses, among others;

         WHEREAS, Seller desires to sell and transfer to Buyer, and Buyer desires to purchase certain assets and assume certain liabilities relating to Seller's Axe Core Disciplines (as hereinafter defined) on the terms and subject to the conditions hereinafter set forth; and

         WHEREAS, two employees of Seller have entered into employment agreements with Buyer and one employee of Seller has entered into a consulting agreement with Buyer, in each case, concurrently with the execution of this Agreement.

         NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE 1

                            DEFINITIONS; CONSTRUCTION
                            -------------------------

         Section 1.1 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

         "Accounts Receivable" has the meaning set forth in Section 6.20.

         "Advisers Act" means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

         "Affiliated Person" means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such other Person.

         "Agreement" means this Transfer and Assumption Agreement, including all Schedules and Exhibits hereto, as the same may be amended, modified or supplemented from time to time.

         "Allocation" has the meaning set forth in Section 2.9.

         "Assignment and Assumption Agreement" means an assignment and assumption agreement between Buyer and Seller substantially in the form of Exhibit C .

         "Assumed Liabilities" means the liabilities set forth on Exhibit D.

         "Axe Core Disciplines" means Seller's Core International American Depositary Receipts investment discipline and Seller's Domestic Index investment discipline.

         "Base Date" means the last Business Day of the calendar month most recently ended prior to the date hereof.

         "Base Date Revenues" means the aggregate annualized investment advisory fees payable to Seller pursuant to the Portfolio Servicing Agreements set forth on Exhibit A, determined, with respect to each Portfolio Servicing Agreement, by multiplying the fair market value of assets under management covered by such Portfolio Servicing Agreement at the Base Date by the applicable annual base fee rate of Seller for such Portfolio Servicing Agreement at the Base Date. For purposes of this definition, the "applicable annual base fee rate" shall not include the effect of any extraordinary revenue items and shall be reduced to take account of any then-applicable fee waiver, expense reimbursement or rebate and "the fair market value of assets under management" shall be determined as of the close of business on the Base Date in accordance with the terms of the Portfolio Servicing Agreement.

         "Business Day" means any day excluding Saturday, Sunday and any day on which banking institutions located in the State of New York are authorized by law or other governmental action to be closed.

         "Change In Control" means the occurrence of any of the following events:

         (a) all or substantially all of the assets of Seller or Seller Parent are sold, leased, exchanged or otherwise transferred to any Person or group of Persons acting in concert as a partnership or other group (a "Group of Persons"), other than an Affiliated Person of Seller;

         (b) Seller or Seller Parent is merged, consolidated, amalgamated or otherwise combined with or into another entity with the effect that the existing equity holders of Seller or Seller Parent hold less than 50% of the combined voting power of the then outstanding securities ordinarily (and apart from rights arising under special circumstances) having the right to vote in the election of directors of the surviving entity of such combination or the entity resulting from such consolidation, amalgamation or other combination;

         (c) a Person or Group of Persons shall, as a result of a tender or exchange offer, open market purchases, merger, privately negotiated purchases or otherwise, have become, directly or indirectly, the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of the securities of Seller or Seller Parent representing 50% or more of the combined voting power of the then outstanding securities of Seller or Seller Parent ordinarily (and apart from rights arising under special circumstances) having the right to vote in the election of directors.

         "Client" means any Person that is a customer of Seller under a Portfolio Services Agreement set forth on Exhibit A hereto, as updated pursuant to Section 4.5.

         "Client Consent" means the written consent of a Client to the assignment of its Portfolio Servicing Agreement to Buyer pursuant to this Agreement, in substantially the form of Exhibit E hereto, provided that such consent is in effect on the Closing Date.

         "Client Percentage" shall equal a fraction, expressed as a percentage rounded to two decimal places, the numerator of which shall be Closing Date Revenues and the denominator of which shall be Base Date Revenues.

         "Closing" has the meaning set forth in Section 3.1.

         "Closing Date" has the meaning set forth in Section 3.1.

         "Closing Date Revenues" means the aggregate annualized investment advisory fees payable to Seller pursuant to the Portfolio Servicing Agreements with respect to which there exists a Client Consent (but excluding any Portfolio Servicing Agreements with respect to which any Client has provided written notice on or prior to the Closing Date of its intention to terminate such Portfolio Servicing Agreement), determined by multiplying the fair market value of assets under management covered by such Portfolio Servicing Agreement (after increasing such assets by the amount of any new assets deposited after the Base Date and reducing such assets by the amount of any assets withdrawn after the Base Date or for which written or oral notice of withdrawal has been given after the Base Date) by the applicable annual base fee rate of Seller for such Portfolio Servicing Agreement at the Base Date. For purposes of this definition, the "applicable annual base fee rate" shall not include the effect of any extraordinary revenue items and shall be reduced to take account of any then-applicable fee waiver, expense reimbursement or rebate; "the fair market value of assets under management" shall be determined as of the close of business on the Base Date in accordance with the terms of the Portfolio Servicing Agreement and the adjustment for assets withdrawn or deposited shall be determined on the date of such withdrawal or deposit, as the case may be, and the adjustment for assets for which written or oral notice of withdrawal has been given but which have not been withdrawn by the Closing Date shall be determined on the date of receipt of such notice.

         "Closing Time" has the meaning set forth in Section 3.1.

         "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

         "Competing Business" means any business substantially similar to Seller's Core International American Depositary Receipts investment discipline.

         "Designated Book Value" means, as of the Closing Date, the total book value of all Accounts Receivable (as reflected in Exhibit B as updated pursuant to Section 4.5(c) and Purchased Assets (other than Intellectual Property and other intangibles) minus accrued salary and bonuses arising out of the Axe Core Disciplines, in each case, determined in accordance with GAAP.

         "Employee" means any current employee of Seller listed on Schedule 8.1.

         "Environmental Law" means any law, regulation, order, decree, opinion, common law doctrine, requirement or agency policy relating to the protection of the environment or human health and safety.

         "Environmental Liability" means any fixed or contingent liability that arises under any Environmental Law and that (a) relates to any Excluded Account, or (b) arises out of facts, circumstances or conditions existing on or prior to the Closing Date.

         "Estimated Book Value Statement" has the meaning set forth in Section 2.7(c).

         "Excluded Accounts" means each investment advisory contract to which Seller or any Affiliated Person of Seller is a party and that is not set forth on Exhibit A or Exhibit A-1 (or is otherwise not required to be included on Exhibit A-1) and all instruments and agreements related thereto.

         "Excluded Obligations" means (a) the duties, obligations and liabilities arising or occurring under the Portfolio Servicing Agreements in respect of facts or circumstances on or prior to the Closing Time (including any duty, obligation or liability relating to or arising from any act or omission, including any act or omission in respect of the Records, by Seller at or prior to the Closing Time), (b) all duties, obligations and liabilities of Seller (whether arising or occurring prior to, on or after the Closing Time) relating to an Excluded Account, (c) all Environmental Liabilities, (d) all duties, obligations and liabilities arising from employee benefit or compensation plans, practices, policies and arrangements of Seller or any Affiliated Person or the employment or termination of employment by Seller of any Employee, (e) all duties, obligations and liabilities owed to any governmental or regulatory body or entity or in the nature of a fine or penalty or punitive damage award or any other amount, whether for substantive damages or other cause in respect of any judgment, arbitral award or the like, and (f) all duties, liabilities and obligations for any Tax related to the Portfolio Servicing Agreements, Axe Core Disciplines, Portfolio Obligations or Portfolio Rights that are incurred in or attributable to a Pre-Closing Tax Period or which arises out of circumstances described in Section 2.11(c).

         "Fifth Anniversary" has the meaning set forth in Section 4.9.

         "Final Book Value Statement" has the meaning set forth in Section
2.7(c).

         "GAAP" means generally accepted accounting principles applicable in the United States.

         "Indemnified Party" has the meaning set forth in Section 9.4.

         "Indemnifying Party" has the meaning set forth in Section 9.4.

         "Intellectual Property" means all domestic and foreign copyrights, patents, proprietary models, processes, formulas and databases, client lists, service marks, Software, know-how, trade names, trademarks and Trade Secrets necessary for the operation of the Axe Core Disciplines, in each case whether or not subject to statutory registration or protection, and all registrations or applications for registration of any of the foregoing.

         "knowledge", when used with respect to Seller or Seller Parent, means the actual knowledge after due inquiry of any employee of Seller engaged in the Axe Core Disciplines or the actual knowledge of any senior executive officer of Seller Parent and when used with respect to Buyer, means the actual knowledge of any senior executive officer of Buyer.

         "Lien" means with respect to any asset, property or right, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such asset, property or right. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or assets which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement or the like relating to such property or asset.

         "Loss" has the meaning set forth in Section 9.1.

         "Material Adverse Effect" means a material adverse effect on the business, assets, revenues, financial condition, results of operations or assets under management of Seller in the Axe Core Disciplines, individually or in the aggregate, or a material burden on or impairment of the ability of Seller to consummate the transactions contemplated by this Agreement, excluding effects attributable to (a) declines in any relevant securities market or segment thereof, (b) declines in economic activity generally in the United States or (c) changes in the asset management industry generally that do not affect the Axe Core Disciplines, individually or in the aggregate, in a manner significantly different than other similarly situated businesses in the asset management industry.

         "Payment Date" has the meaning set forth in Section 2.10.

         "Permits" has the meaning set forth in Section 6.8.

         "Person" means an individual, corporation, partnership, association, union, trust, limited liability company, limited liability partnership or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "Portfolio Obligations" means the duties, obligations and liabilities of Seller under the Portfolio Servicing Agreements that arise or occur out of underlying facts and circumstances after the Closing Date other than any Excluded Obligations.

         "Portfolio Rights" means (a) all goodwill, customer lists and other property rights required for or used in connection with the conduct of the Axe Core Disciplines (including the right to represent to third parties that Buyer is the successor to the Axe Core Disciplines), (b) all of Seller's rights, privileges and powers under any Portfolio Servicing Agreement from and after the Closing Time, including rights to receive fee income and other payments and reimbursements attributable to services performed on or after the Closing Date including any and all ancillary income and all accrued and unpaid fees receivable by Seller as of the date of this Agreement pursuant to a Portfolio Servicing Agreement, (c) the Records, (d) all rights of Seller with respect to prepaid fees for services to be performed in connection with any Portfolio Servicing Agreement on or after the Closing Date, (e) all of Seller's rights, claims, credits, causes of action, rights to indemnification and contribution or rights of setoff against third parties relating to the Portfolio Servicing Agreements from and after the Closing Time, (f) all transferable surety bonds and insurance policies, and all contracts of indemnity, whether covering principal, premium and interest payments, or rental payments, or lost or stolen payments or otherwise, in each case with respect to the Portfolio Servicing Agreements from and after the Closing Time, (g) all assets, properties, Accounts Receivable and rights of Seller listed or referred to in Exhibit B hereto (as updated pursuant to Section 4.5(c)), and (h) all Intellectual Property, but excluding from clauses (a) through (h), the Excluded Accounts.

         "Portfolio Servicing Agreements" means each investment advisory contract set forth on Exhibit A (as supplemented in accordance with Section 4.5(a)), under which Seller provides asset management services and, in each case, all instruments and agreements related thereto.

         "Pre-Closing Tax Period" means any Tax period (or portion thereof) ending on or before the Closing Date.

         "Purchase Price" has the meaning set forth in Section 2.6.

         "Purchased Assets" has the meaning set forth in Section 6.20.

         "Records" means all documents, microfiche, microfilm and computer records (including magnetic tape, disc storage and printed copy) maintained by Seller that relate to (a) the Portfolio Agreements, (b) the Axe Core Disciplines, (c) the Portfolio Obligations and Portfolio Rights (d) the Purchased Assets, (e) the Assumed Liabilities, or (f) any Tax imposed on or in connection with any of the foregoing.

         "Software" has the meaning set forth in 6.21(k).

         "Stub Filing Obligation" has the meaning set forth in Section 2.11(b).

         "Stub Withholding Obligation" has the meaning set forth in Section 2.11(b).

         "Tax" means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, value-added, use, ad valorem, franchise, capital, paid-up capital, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty, transfer, documentary or other tax, governmental fee or other like assessment or charge of any kind whatsoever, any information reporting or back-up withholding obligation, liability or penalty, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax.

         "Tax Returns" means all federal, state, local and foreign returns, declarations, reports, claims for refund, information returns or statements required to be filed with respect to Taxes.

         "Trade Secrets" has the meaning set forth in Section 6.21(e).

         "Transfer Taxes" has the meaning set forth in Section 2.10.

         "Withholding Certificate" means a properly completed and, if required, signed Internal Revenue Service Form 1001, 4224, W-9, W-8 (in any of its variants) or any substitute for such Form conforming to the requirements under the Code.

         "Unaffiliated Firm" means a nationally recognized firm of independent public accountants that is mutually satisfactory to Buyer and Seller, that shall have no conflict of interest with respect to any party. If Buyer and Seller are unable to mutually agree upon such a firm, then each shall select one firm and a representative of the firms so selected shall select a third firm which shall be the Unaffiliated Firm.

         Section 1.2 Construction. The definitions in this Agreement apply equally to both the singular and the plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word "include", and other variants thereof shall be deemed to be followed by the phrase "without limiting the generality of the foregoing". All references in this Agreement to Sections, Exhibits and Schedules shall be deemed references to Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. The words "hereby", "herein", "hereof", "hereunder" and "hereto" and words of similar import refer to this Agreement as a whole (including Schedules and Exhibits) and not merely to the Section or clause in which the word appears. References to Buyer shall also include references to Buyer's designee as applicable. Accounting terms unless the context requires otherwise shall reflect generally accepted accounting principles in the United States.

                                    ARTICLE 2

                     RIGHTS TRANSFERRED; OBLIGATIONS ASSUMED
                     ---------------------------------------

         Section 2.1 Transfer of Rights and Purchased Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall assign, sell, transfer and deliver to Buyer or its permitted assigns, and Buyer or its permitted assigns shall purchase and receive from Seller, the Portfolio Rights and Purchased Assets, free and clear of all Liens.

         Section 2.2 Assumption of Portfolio Obligations and Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall transfer to Buyer or its permitted assigns and Buyer or its permitted assigns shall assume and agree to thereafter discharge when due, the Portfolio Obligations and the Assumed Liabilities.

         Section 2.3 Instruments of Transfer. On the Closing Date, each of Seller and Buyer shall execute and deliver to the other the Assignment and Assumption Agreement and such other agreements and instruments of transfer and conveyance, each in form and content reasonably satisfactory to Buyer and Seller, and shall take such other action (including the delivery of a Client Consent for each Portfolio Servicing Agreement assigned), in each case as the other shall reasonably request to effect the transfer and assignment of the Portfolio Rights and the Purchased Assets and the assumption of the Portfolio Obligations and the Assumed Liabilities.

         Section 2.4 Delivery of Purchased Assets. In connection with the transfer of the Portfolio Rights and the Purchased Assets and the assumption of the Portfolio Obligations and the Assumed Liabilities, on the Closing Date, Seller will deliver or cause to be delivered to Buyer the Purchased Assets.

         Section 2.5 The Records. At or prior to the Closing, Seller shall deliver the Records to Buyer, at Seller's expense. Seller may retain copies of such documents as Seller may deem necessary or appropriate for Seller to comply with any applicable law or regulatory requirements or to conduct its business.

         Section 2.6 Purchase Price. If the Client Percentage is equal to or greater than 95% the Buyer shall acquire the Portfolio Rights and the Purchased Assets and assume the Portfolio Obligations and the Assumed Liabilities for an aggregate purchase price ("Purchase Price") of $4,750,000, payable on the Closing Date by wire transfer of immediately available funds.

         Section 2.7 Purchase Price Adjustments. (a) If the Client Percentage is less than 95% but not less than 80%, then the Purchase Price shall be adjusted by multiplying the Purchase Price by the Applicable Percentage set forth next to the appropriate Client Percentage listed below:

         Client Percentage                       Applicable Percentage
         -----------------                       ---------------------
         less than 95% but not less
         than 94%                                          99%

         less than 94% but not less
         than 93%                                          98%

         less than 93% but not less
         than 92%                                          97%

         less than 92% but not less
         than 91%                                          96%

         less than 91% but not less
         than 90%                                          95%

         less than 90% but not less
         than 89%                                          94%

         less than 89% but not less
         than 88%                                          93%

         less than 88% but not less
         than 87%                                          92%

         less than 87% but not less
         than 86%                                          91%
         less than 86% but not less
         than 85%                                          90%

         less than 85% but not less
         than 84%                                          89%

         less than 84% but not less
         than 83%                                          88%

         less than 83% but not less
         than 82%                                          87%

         less than 82% but not less
         than 81%                                          86%

         less than 81% but not less
         than 80%                                          85%

         (b) The Purchase Price payable at Closing shall be increased or decreased, as the case may be, by the Designated Book Value set forth in the Estimated Book Value Statement.

         (c) Not later than three Business Days prior to the Closing Date, Seller shall provide Buyer with a projected calculation of the Designated Book Value ("Estimated Book Value Statement"). Within 60 days following the Closing, Buyer shall deliver to Seller, the final calculation of the Designated Book Value ("Final Book Value Statement"). If the Designated Book Value reflected in the Estimated Book Value Statement is less than the Designated Book Value reflected in the Final Book Value Statement (such difference, the "Deficiency"), Buyer shall promptly pay Seller a sum equal to the Deficiency. If the Designated Book Value reflected in the Estimated Book Value Statement exceeds the Designated Book Value reflected in the Final Book Value Statement (such difference, the "Excess"), Seller shall promptly pay Buyer a sum equal to the Excess. Any payment made pursuant to this Section 2.7(c) shall, to the extent permitted by law, be treated by the parties as an adjustment to the Purchase Price.

         (d) If the parties are unable to resolve any disputes regarding the Final Book Value Statement within 30 days following delivery thereof by Buyer, such dispute shall be submitted promptly to an Unaffiliated Firm. The Unaffiliated Firm shall resolve any dispute within 30 days after engagement by the parties. The decision of the Unaffiliated Firm with respect thereto shall be final and binding upon the parties, and neither party shall bring any action or proceeding in any forum seeking to invalidate, challenge, modify or prevent the enforcement of such determination. The fees, costs and expenses of such Unaffiliated Firm shall be borne by Buyer and Seller in proportion to the relative differences between their respective calculations of the Designated Book Value and the calculation thereof by the Unaffiliated Firm. The calculation of the Designated Book Value by the Unaffiliated Firm shall thereafter be, for all purposes of this Agreement, the "Designated Book Value".

         Section 2.8 Accounts Receivable. Buyer shall use commercially reasonable efforts to collect the Accounts Receivable on a timely basis. Buyer shall provide Seller a written statement within five Business Days after the end of each of the first five calendar months ending after the Closing Date setting forth in reasonable detail the Accounts Receivable that remain uncollected and the efforts used by Buyer to collect same. Buyer agrees to cooperate with Seller, at no cost to Buyer, with Seller's reasonable requests for assistance in collecting any Accounts Receivable. Upon demand by Buyer, Seller shall purchase any Accounts Receivable remaining unpaid 120 days after the Closing Date for a cash purchase price equal to the value of such Accounts Receivable shown on Exhibit B, (as updated pursuant to Section 4.5(c)), less any subsequent payments of such Accounts Receivable prior to or on the date of such purchase. Each of Seller and Buyer agree to treat any such purchase as an adjustment to the Purchase Price.

         Section 2.9 Allocation of Purchase Price. a) Within 30 days of finalizing the Final Book Value Statement, Buyer shall deliver to Seller a statement setting forth an allocation of the Purchase Price (the "Allocation"). Seller shall have a period of 15 days following receipt of the Allocation in which to review the Allocation and raise any objections that Seller may have. Unless Seller timely objects, the Allocation shall become binding on the parties without further adjustment. Buyer and Seller shall each prepare Form 8594 in a manner that reflects the Allocation and shall each file the Form 8594 when due. Neither Seller nor Buyer shall file any Tax Returns or take any tax position that is inconsistent with the Allocation.

         Section 2.10 Transfer Taxes. All excise, sales, use, transfer, documentary, stamp or similar Taxes that are payable or that arise as a result of the consummation of the transactions contemplated by this Agreement and any recording or filing fees with respect thereto ("Transfer Taxes") shall be borne by Seller. Seller will prepare any Tax Returns that must be filed in connection with any Transfer Taxes and will provide such Tax Returns to Buyer for Buyer's review at least 10 days before the date such Tax Returns are due. Seller and Buyer shall consult during the preparation of such Tax Returns. Seller will pay the full amount of any Transfer Tax shown on such Tax Returns to the applicable tax authorities on or before the date such Transfer Taxes are due (the "Payment Date") and will indemnify Buyer for any interest or penalties resulting from any failure to pay such Taxes when due. Seller shall have the right to seek a refund of any and all Transfer Taxes paid pursuant to this Section 2.10 at its own expense. If so requested, the other party shall use reasonable efforts to cooperate with the party seeking such refund.

         Section 2.11 Tax Cooperation; Certain Tax Matters. (a) Buyer and Seller agree to furnish or cause to be furnished to each other, promptly upon request, any information and assistance relating to the Axe Core Disciplines as the requesting party deems reasonably necessary in connection with the filing of any Tax Return or amended Tax Return, the preparation for any audit by any taxing authority, the filing of any refund claim for Taxes, the response to any inquiry by a taxing authority or Client, the mailing or filing of any notice and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return or any other filing required to be made with any taxing authority or any other matter related to Taxes. Seller and Buyer shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Axe Core Disciplines and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 2.11(a).

         (b) Buyer and Seller agree that (i) Seller shall be responsible for (A) the collection and appropriate deposit of any withholding Taxes related to the Portfolio Servicing Agreements with respect to Client payments occurring in a Pre-Closing Tax Period (the "Stub Withholding Obligation") and (B) the filing of any withholding tax deposit coupons or any Tax Return, and the mailing of any related notice to any Client relating to the Stub Withholding Obligation (the "Stub Filing Obligation") and (ii) Buyer shall be responsible for all filings and mailings in respect of any payment or transaction other than the Stub Filing Obligation.

         (c) Notwithstanding anything to the contrary in this Agreement, Seller shall indemnify Buyer for the amount of any Taxes imposed on Buyer by the Internal Revenue Service with respect to information returns filed by Buyer within 36 months after the Closing Date, if such Tax arises out of actions taken or omitted to be taken by Buyer (i) in reasonable reliance upon Seller's representations and warranties contained in Section 6.17 that pertain to the filing of information returns, or (ii) because Seller, in connection with the Axe Core Disciplines, failed to withhold or backup withhold, as the case may be, with respect to any payment, with respect to which Seller is a "withholding agent" within the meaning of the Code, to a Person either in accordance with the Withholding Certificate, if furnished by such Person, or as required by applicable laws.

                                    ARTICLE 3

                              CLOSING; TERMINATION
                              --------------------

         Section 3.1 Closing. Subject to the provisions of Article 10, the consummation of the transfer of the Portfolio Rights and Purchased Assets to Buyer and the assumption of the Portfolio Obligations and the Assumed Liabilities by Buyer (the "Closing") shall take place at 10:00 a.m., New York City time, at the offices of Buyer, One Wall Street, New York, New York as soon as practicable (but in no event later than five Business Days) after the date on which the last of the conditions set forth in Article 10 hereof shall be satisfied or waived in accordance with the terms of this Agreement (other than any conditions that can only be satisfied at Closing), or at such other time and date, or such other place, as the parties may agree upon. The transactions contemplated by this Agreement shall become effective at 11:59 p.m., New York City time, on the date on which the Closing occurs, except as the parties may otherwise agree in writing. The effective date and, time of the Closing are referred to in this Agreement as the "Closing Date" and "Closing Time," respectively. Seller and Buyer each agree to use all reasonable efforts to achieve satisfaction of the conditions to Closing set forth in this Agreement and to consummate the Closing on the terms set forth in this Agreement.

         Section 3.2 Termination. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated:

                 (a) at any time on or prior to the Closing Date, by the mutual consent in writing by Buyer and Seller;

                 (b) at any time on or prior to the Closing Date, by either Buyer or Seller by written notice to the other, if (i) the other party has breached in any respect any of its covenants or agreements contained herein and such breach cannot be or has not been cured within 30 days after the date on which written notice of such breach is given to such other party or (ii) any representation or warranty of such other party proves to be false in any material respect when made (or if such representation or warranty is already qualified by materiality or Material Adverse Effect, then in any respect) provided, that the party seeking to terminate this Agreement shall not have breached any covenants or agreements hereunder or materially breached any of its representations or warranties hereunder;

                 (c) by either Buyer or Seller by written notice to the other, if the Closing Date has not occurred on or prior to one-hundred and twenty days after the date of this Agreement; provided, however, that the party seeking termination pursuant to this clause (c) may not give such notice if the failure of the Closing to occur on or before such date is the result of its breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

         Upon any such termination, neither Seller nor Buyer shall have any liability or obligation of any kind arising out of this Agreement, except (y) as provided in the next sentence and (z) for any liability resulting from such party's material breach of this Agreement prior to such termination. The parties' obligations under Sections 4.2, 5.2 and 11.1 shall survive any termination of this Agreement.

                                    ARTICLE 4

                     CERTAIN ADDITIONAL AGREEMENTS OF SELLER
                     ---------------------------------------

         Section 4.1 Access to the Records and Employees. During the period from and including the date hereof to and including the Closing Date, Seller shall afford to Buyer and its authorized agents and representatives reasonable access (together with a right to copy) during normal business hours and upon reasonable notice to the Records, Employees, accountants and consultants of Seller and other information relating to the Portfolio Servicing Agreements, the Axe Core Disciplines, the Purchased Assets or the Assumed Liabilities, wherever located. No investigation pursuant to this Section 4.1 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate the transactions contemplated hereby of, either party hereto.

         Section 4.2 Confidentiality. (a) Subject to Sections 4.2(d) and 4.2(e), Seller will keep confidential the terms of this Agreement and the transactions contemplated hereby; provided, that Seller may disclose such information to the extent Seller's counsel advises it that disclosure is (i) required under any applicable law or regulation or any applicable rule of The Nasdaq Stock Market, Inc., (ii) made to any Federal, state or other regulatory authority having jurisdiction over Seller or any Affiliated Person of Seller or (iii) required in an action between the parties or other litigation.

                 (b) After the Closing, neither Seller nor any of its Affiliated Persons, agents, representatives or counsel, will disclose or use any confidential information used or held for use in connection with the Axe Core Disciplines or the Portfolio Servicing Agreements, except to the extent that any such confidential information (i) subsequently becomes public knowledge through no fault of Seller, (ii) is required, in the opinion of Seller's counsel, to be disclosed under applicable law or regulation or any applicable rule of The Nasdaq Stock Market, Inc. (iii) is disclosed to any Federal, state or other regulatory authority having jurisdiction over Seller or any Affiliated Person of Seller or (iv) is required to be disclosed in an action between the parties or other litigation.

                  (c) In the event that Seller believes that it is required to disclose any such information, it will promptly notify Buyer prior to any such disclosure so that Buyer, at its own expense, may seek an appropriate protective order or otherwise limit the disclosure of any such information. Seller agrees to cooperate with Buyer in seeking such order or limitation.

                  (d) Notwithstanding anything contained in this Section 4.2 to the contrary, Seller may disclose to Clients the transactions contemplated hereby as may be reasonably necessary to obtain the Client Consents or to perform its obligations under the Portfolio Servicing Agreements, but not the Purchase Price.

                  (e) Notwithstanding anything contained in this Section 4.2 to the contrary, Seller may disclose the terms of this Agreement to a prospective purchaser of Seller or Seller Parent or substantially all the assets of Seller Parent (or its legal, financial or other advisers or agents), provided that such Person is a party to a written confidentiality agreement which imposes upon such Person a duty to maintain the confidentiality of the terms of this Agreement and contains terms and conditions substantially the same as those set forth in the Confidentiality Agreement dated January 24, 2001, by and between Buyer and Lazard Freres & Co, on behalf of Seller Parent.

         Section 4.3 Responsibility for Portfolio Servicing Agreements until Closing. Seller shall remain solely responsible and liable for performing its obligations under and pursuant to the Portfolio Servicing Agreements until the assumption of the Portfolio Servicing Agreements at the Closing.

         Section 4.4 Conduct and Preservation of the Axe Core Disciplines. Except with the prior written consent of Buyer, between the date hereof and the Closing Date Seller shall not:

                  (a) carry on the Axe Core Disciplines other than in the usual, regular and ordinary course in substantially the same manner as conducted on the date hereof;

                  (b) amend or modify, or waive any provision of any Portfolio Servicing Agreement or implement or permit any decrease in the fee arrangement applicable to any Portfolio Servicing Agreement;

                  (c) alter or vary in any material respect its methods and policies of conducting the activities associated with the Axe Core Disciplines;

                  (d) fail to comply in any material respect with any law, rule or regulation of any governmental body applicable to the conduct of the Axe Core Disciplines or with any provision of any Portfolio Servicing Agreement;

                  (e) sell, transfer, assign or otherwise dispose of any Purchased Assets or Portfolio Rights or resign as service provider under or terminate any Portfolio Servicing Agreement;

                  (f) solicit or encourage inquiries or proposals with respect to any acquisition or purchase of any Portfolio Rights, assignment or transfer of any Portfolio Servicing Agreement, Portfolio Obligations or any of the Purchased Assets, authorize any of its officers, directors, agents or Affiliated Persons so to solicit or encourage or fail to notify Buyer promptly following its receipt of any such inquiry or proposal;

                  (g) use other than its best efforts to preserve the Axe Core Disciplines and to maintain good relations with the Clients;

                  (h) engage or participate in any transaction or incur or sustain any obligation which is material with respect to the Axe Core Disciplines or the Portfolio Servicing Agreements other than to the extent required by any applicable Portfolio Servicing Agreement;

                  (i) take any action that would or is reasonably likely to (i) adversely affect or delay the ability of either party hereto to perform its obligations under this Agreement, (ii) result in a Material Adverse Effect, or
(iii) result in Clients giving Client Consents such that the Client Percentage on the Closing Date is less than 80%;

                  (j) take any action that would or is reasonably likely to make any representation and warranty of Seller hereunder inaccurate in any respect at, or as of the time prior to, the Closing Date;

                  (k) make any material changes in, or material changes in the methods or manner of, its application of any of its accounting principles, policies or practices, including any principle, policy or practice as to writing off or providing against assets; and

                  (l) agree or acquiesce to any of the foregoing.

         Section 4.5 Supplemental Account Summary.

                  (a) On the second Business Day prior to the Closing Date, Seller will update, through the date which is four Business Days prior to the Closing, the Schedule of Portfolio Servicing Agreements set forth in Exhibit A with respect to any Portfolio Servicing Agreement or other servicing agreement or other contract, agreement or arrangement under which it acts or acted as asset manager in connection with the Axe Core Disciplines which was added in accordance with the procedures set forth in Section 4.5(b) or terminated since the date of this Agreement. Such updated Exhibit A shall be referred herein to as Exhibit A-1. Exhibit A-1 will contain with respect to each added agreement, the information required to be set forth with respect to Portfolio Servicing Agreements on Schedules 6.8 and 6.13.

                  (b) At any time prior to the second Business Day preceding to the Closing Date and not less than two Business Days prior to the execution and delivery by Seller of any new contract, agreement or arrangement under which Seller proposes to act as asset manager for any Person in connection with any of the Axe Core Disciplines, Seller shall provide to Buyer the identity of such Person and any other information regarding such Person as Buyer shall reasonably request. If such contract, agreement or arrangement provides for Seller to act as asset manager for a Person listed on Exhibit F, Seller may execute such contract, agreement or arrangement which shall thereafter be a Portfolio Servicing Agreement for all purposes under this Agreement. If such contract, agreement or arrangement provides for Seller to act as asset manager for a Person who is not listed on Exhibit F Buyer, in its discretion, shall determine whether it is willing to accept such contract, agreement or arrangement as a Portfolio Servicing Agreement. If Buyer is unwilling to accept such contract, agreement or arrangement as a Portfolio Servicing Agreement, Buyer will so notify Seller within two Business Days, specifying in reasonable detail Buyer's reasons and Seller shall not execute such contract, agreement or arrangement. In the event Buyer, in its discretion, is willing to accept such contract, agreement or arrangement as a Portfolio Servicing Agreement (it being agreed that the failure of Buyer to so notify Seller within such two Business Day period that it is unwilling to accept such contract shall be deemed acceptance by Buyer of such contract), Buyer will so notify Seller within two Business Days, and Seller may execute such contract, agreement or arrangement which shall thereafter be a Portfolio Servicing Agreement for all purposes under this Agreement. Buyer agrees to act in good faith in the exercise of its discretion under this Section 4.5(b).

                   (c) Seller shall update Exhibit B, as of the Closing Date, to reflect the Purchased Assets and Accounts Receivable of Seller (and the respective book values thereof) as of such date.

         Section 4.6 Cooperation. Seller will use commercially reasonable efforts to assist Buyer after the date hereof and prior to the first anniversary of the Closing Date in identifying and providing requested information and in researching matters relating to the Axe Core Disciplines Business of Seller and otherwise providing information, assistance and research with respect to pre-Closing Date actions, omissions and histories as Buyer may reasonably request, including with respect to (i) tax reporting for the period prior to the Closing Date and (ii) transactions made prior to the Closing Date, in each case to the extent that such information is reasonably available to Seller.

         Section 4.7 Consents and Approvals. Subject to Buyer's rights under
Section 10.1, on and after the date hereof, Seller shall use its commercially reasonable efforts to:

                  (a) obtain a Client Consent from each Client;

                  (b) assure that all necessary documents and instruments have been executed and delivered, and all necessary action has been taken (including obtaining all necessary Client Consents) for Buyer to succeed Seller as asset manager under each Portfolio Servicing Agreement by no later than the Closing Date.

         Section 4.8 Further Assurances. From and after the date hereof, Seller shall from time to time give such further assurances to Buyer and shall execute, acknowledge and deliver all such acknowledgments and other instruments and take such further action as may be necessary to effectuate the transactions contemplated by this Agreement, including delivering or causing to be delivered such further instruments as Buyer shall reasonably request. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Buyer with full title to the Portfolio Rights or Purchased Assets, Seller shall take all such lawful and necessary action as may be reasonably required.

         Section 4.9 Noncompete; Non-Solicitation. (a) After the Closing Date and until the fifth anniversary of the Closing Date (the "Fifth Anniversary") or a Change in Control, whichever is earlier, (i) Seller will not and Seller will not permit any Affiliated Person of Seller to engage, either directly or indirectly, for its own account or solely or jointly for the benefit of others, in any Competing Business in the United States and (ii) Seller will not, and Seller will not permit any Affiliated Person of Seller to, solicit, directly or indirectly, any Client for the purpose of engaging in any Competing Business. Until the Fifth Anniversary or a Change in Control, whichever is earlier, Seller will refer to Buyer any requests for proposal or other inquiries received by Seller with respect to any Axe Core Disciplines or any Competing Business.

         (b) Upon a Change In Control, for a period of one year after the effective date of the Change In Control, no Person who is employed by Seller, Seller Parent or any Affiliated Person of either of them at such time and as of the date of this Agreement shall solicit, directly or indirectly, any Client for the purpose of engaging in any Competing Business.

         (c) It is the intention of the parties that if any of the restrictions or covenants contained in this Section 4.9 is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section 4.9 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. Seller acknowledges and agrees that a breach or threatened breach by it of any of the restrictions set forth in this
Section 4.9 will result in irreparable and continuing damage to Buyer for which there may be no adequate remedy at law. In the event of any breach or threatened breach by it of any of the aforesaid agreed upon restrictions, Buyer shall be entitled to injunctive relief as well as any other remedy at law or in equity available to it.

                 (e) Seller agrees that for a period of one year from the Closing Date, Seller will not (directly or indirectly), on its own behalf or on behalf of any of its Affiliates, divert, solicit, or hire away, or attempt to divert, solicit or hire away, any Employee. This Section 4.9(e) shall not apply to any clerical or secretarial Employees nor shall it prohibit Seller from responding to an unsolicited inquiry to Seller or any Affiliated Person of Seller from any Employee or an inquiry in response to any mass media advertisement for employees by Seller not specifically directed to any Employees.

                 (f) Buyer hereby expressly agrees and acknowledges that, to the extent Seller fails to obtain a Client Consent from any Client, it shall not be in violation of this Section 4.9 for Seller to continue to perform its obligations with respect to any such Client's Portfolio Servicing Agreement for the minimum amount of time necessary for Seller to properly exercise its power to terminate any such Portfolio Servicing Agreement, provided that Seller notifies such Client that it is terminating such Portfolio Servicing Agreement as promptly as practicable (but no later than five Business Days) after the Closing Date.

         Section 4.10 Notification of Certain Matters. From the date hereof through the Closing Date Seller shall promptly notify Buyer of:

                 (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement;

                 (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

                 (c) any actions, suits, claims, investigations or proceedings commenced, or to its knowledge threatened against, Seller that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 6.9 or that relate to the consummation of the transactions contemplated hereby; and

                 (d) the occurrence or failure to occur of any fact, event or circumstance that, individually or in the aggregate taken together with all other such occurrences or failures, would or is reasonably likely to result in
(i) a Material Adverse Effect, (ii) any representation or warranty of Seller contained herein being untrue or inaccurate when made, at the Closing Date or at any time prior to the Closing Date or (iii) a breach of any covenant or agreement of Seller contained herein.

         Section 4.11 Certain Payments. Seller agrees to pay to Buyer upon receipt thereof, all amounts received by Seller or any Affiliated Person of Seller after the Closing that are properly payable to Buyer, with respect to any Portfolio Servicing Agreement. Without limiting the generality of the foregoing, Seller agrees to so pay all fees and other payments and reimbursements, or any ancillary income, paid to Seller or any Affiliated Person in connection with the Portfolio Servicing Agreements that are attributable to services to be performed thereunder after the Closing Date.

                                    ARTICLE 5

                     CERTAIN ADDITIONAL AGREEMENTS OF BUYER
                     --------------------------------------

         Section 5.1 Further Assurances. From and after the date hereof, Buyer from time to time shall give such further assurances to Seller and shall execute, acknowledge and deliver all such acknowledgments and other instruments and take such further action as may be necessary to effectuate the transactions contemplated by this Agreement, including delivering or causing to be delivered such further instruments as Seller shall reasonably request. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Buyer with full responsibility for the Portfolio Obligations or the Assumed Liabilities, Buyer shall take all such lawful and necessary action as may be reasonably required.

         Section 5.2 Confidentiality. (a) Subject to Section 5.2(d), Buyer will keep confidential the terms of this Agreement and the transactions contemplated hereby; provided, that Buyer may disclose such information to the extent Buyer's counsel advises it that disclosure is (i) required under any applicable law or regulation, (ii) made to any Federal, state or other regulatory authority having jurisdiction over Buyer or any Affiliated Person of Buyer, or (iii) required in an action between the parties or other litigation.

                 (b) Until the Closing, and if for any reason this Agreement shall be terminated prior to the Closing, at all times after such termination, neither Buyer nor any Affiliated Persons, agents, representatives or counsel, will disclose or use any confidential information used or held for use in connection with the Axe Core Disciplines, except to the extent that any such confidential information (i) subsequently becomes public knowledge through no fault of Buyer, (ii) was known to Buyer on a non-confidential basis prior to its disclosure by Seller, (iii) becomes available to Buyer on a non-confidential basis from a source other than Seller or Seller Parent, provided that such source is not known to Buyer to be bound by an obligation of confidentiality to Seller or Seller Parent, (iv) is required in the opinion of Buyer's counsel to be disclosed under applicable law or regulation, (v) is disclosed to any Federal, state or other regulatory authority having jurisdiction over Buyer or any Affiliated Person of Buyer, or (vi) is required to be disclosed in an action between the parties or other litigation.

                  (c) In the event that Buyer believes that it is required to disclose any such information, it will promptly notify Seller prior to any such disclosure so that Seller, at its own expense, may seek an appropriate protective order or otherwise limit the disclosure of any such information. Buyer agrees to cooperate with Seller in seeking such order or limitation.

                  (d) Notwithstanding anything contained in this Section 5.2 to the contrary, from the date hereof through the Closing Date, Buyer and Seller shall jointly communicate with Clients as may be reasonably necessary to obtain Client Consents. Buyer shall not individually communicate with Clients without Seller's prior approval.

         Section 5.3 Use of Copyrights, Trademarks, Trade Names, Etc. Buyer shall not use, keep or claim the names "Hoenig Group" "Axe Houghton" or the like or any derivative thereof; provided, that Buyer may use such name in statements regarding Buyer's succession to the Axe Core Disciplines after the Closing Date.

         Section 5.4 Notification of Certain Matters. From the date hereof through the Closing Date Buyer shall promptly notify Seller of:

                 (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement;

                 (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

                 (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened, against Buyer or any Affiliated Person of Buyer that, if pending on the date of this Agreement, would have been required to be disclosed pursuant to Section 7.7 or that relates to the consummation of the transactions contemplated hereby; and

                 (d) the occurrence or failure to occur or any fact, event or circumstance that, individually or in the aggregate taken together with all other such occurrences or failures, would or is reasonably likely to result in (i) a material adverse effect on the ability of Buyer to perform its obligations under this Agreement, (ii) any representation or warranty of Buyer contained herein being untrue or inaccurate when made, at the Closing Date or at any time prior to the Closing Date or (iii) a breach or any covenant or agreement of Buyer contained herein.

         Section 5.5 Cooperation. Buyer shall use its commercially reasonable efforts to cooperate with any reasonable request made by Seller to assist Seller in obtaining the Client Consents.

                                    ARTICLE 6

           REPRESENTATIONS AND WARRANTIES OF SELLER PARENT AND SELLER
           ----------------------------------------------------------

         Seller Parent represents and warrants to Buyer as follows:

         Section 6.1 Organization. Seller Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         Section 6.2 Authority. Seller Parent has all necessary corporate power and authority to execute and deliver, and to perform its obligations under, this Agreement. The execution, delivery and performance of this Agreement has been approved by all requisite corporate action on the part of Seller Parent. This Agreement constitutes a valid and binding obligation of Seller Parent enforceable against Seller Parent in accordance with its terms, except insofar as enforcement may be limited by general principles of equity (whether applied in a court of law or a court of equity) and by bankruptcy, insolvency and similar laws affecting creditors' rights generally.

         Seller represents and warrants to Buyer as follows:

         Section 6.3 Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         Section 6.4 Authority. Seller has all necessary corporate power and authority to conduct the Axe Core Disciplines and perform its obligations under and pursuant to the Portfolio Servicing Agreements, to sell, transfer and assign the Portfolio Rights, Purchased Assets, Assumed Liabilities and the Portfolio Servicing Agreements to Buyer and to execute and deliver, and to perform Seller's obligations under, this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement has been approved by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and the Person who executed this Agreement on behalf of Seller has been duly authorized to do so. This Agreement constitutes a valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except insofar as enforcement may be limited by general principles of equity (whether applied in a court of law or a court of equity) and by bankruptcy, insolvency and similar laws affecting creditors' rights generally.

         Section 6.5 No Violations. The execution, delivery and performance of this Agreement will not (a) violate, conflict with, result in a material breach of, constitute a default under, or result in the acceleration or creation of any Lien pursuant to, any agreement, indenture, mortgage or lease to which Seller is a party or by which Seller or its properties are bound (in each case, with or without notice or lapse of time or both), (b) violate any provision of the charter or by-laws of Seller or (c) violate any law, rule, ordinance or regulation or order, judgment, injunction or decree of any court, arbitrator or governmental body against or binding upon Seller, except for violations, conflicts, breaches or accelerations which, individually or in the aggregate, would not and are not reasonably likely to result, in a Material Adverse Effect.

         Section 6.6 Consents. No consent, action, approval or authorization of, or registration, declaration or filing with, any governmental department, commission, agency or instrumentality having jurisdiction over Seller is required to be obtained by Seller to authorize the execution, delivery or performance of this Agreement by Seller or to effect the transfer of the Portfolio Rights and the Purchased Assets and the assumption of the Portfolio Obligations and the Assumed Liabilities. No third party consents are required to be obtained by Seller in order for Buyer to succeed Seller under any Portfolio Servicing Agreement, other than the Client Consents.

         Section 6.7 No Finders' Fees. There are no claims for brokerage commissions or finders' fees in connection with the transactions contemplated hereby resulting from any action taken by Seller or its officers, directors, agents or representatives except for fees payable to Lazard Freres, which shall be paid by Seller pursuant to a separate agreement between Seller and Lazard Freres.

         Section 6.8 Licenses and Permits. Schedule 6.8 correctly describes each license, franchise, permit or other similar authorization (collectively, "Permits") required to be obtained by Seller from any governmental agency or governmental entity in connection with operation of the Axe Core Disciplines or the performance by Seller of its obligations under the Portfolio Service Agreements, together with the name of the governmental agency or entity issuing such license or permit, Seller has all such Permits, which are valid and in full force and effect.

         Section 6.9 Legal Proceedings. Seller is not a party to and there are no legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature pending, or to the knowledge of Seller, threatened against Seller or any Affiliated Person of Seller that challenge the validity or legality of this Agreement or the transactions contemplated hereby or which seek to prevent the consummation of such transactions or would adversely affect Seller's ability to perform its obligations under this Agreement in any material respect.

         Section 6.10 Portfolio Servicing Agreements. (a) Exhibit A lists, and Exhibit A-1 as updated pursuant to Section 4.5(a) will list, each Portfolio Servicing Agreement under which, as of the Closing Date, Seller acts as asset manager in connection with the Axe Core Disciplines. Exhibit A sets forth with respect to each Portfolio Servicing Agreement the true and accurate amount of the applicable annual base fee rate for purposes of the definitions of Base Date Revenues and Closing Date Revenues in Section 1.1 of this Agreement.

                 (b) Seller has made or will make, prior to the Closing Date, available to Buyer true and complete copies of each Portfolio Servicing Agreement. On the Closing Date, Buyer will become the successor asset manager or will otherwise assume Seller's rights, privileges, powers and obligations, with respect to each Portfolio Servicing Agreement with respect to which a Client Consent has been obtained, without the execution or filing of any document or instrument or any further act other than the execution and delivery of the Assignment and Assumption Agreement.

                              (c) (i) Seller has taken no action, and has not omitted to take any action, which constitutes, or with the giving of notice or the passage of time or both would constitute, a default under any Portfolio Servicing Agreement or cause any Portfolio Servicing Agreement to be terminated or afford any Client grounds to terminate any Portfolio Servicing Agreement or required Seller to pay any penalty or fee that would not have been payable in the ordinary course of performing under such Portfolio Servicing Agreement;

                       (ii) Each Portfolio Servicing Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding obligation of, Seller and to the best of Seller's knowledge each other party thereto, enforceable against Seller and to the best of Seller's knowledge each other party thereto in accordance with its terms;

                      (iii) No claim has been made against Seller, and no notice has been received by Seller questioning the validity or enforceability of any Portfolio Servicing Agreement or asserting any default by Seller thereunder; and

                       (iv) To the Seller's knowledge, (A) there has been no event of default by any party to any Portfolio Servicing Agreement other than Seller, and (B) there has been no event which constitutes, or with the giving of notice or the passage of time or both would constitute, a default by any party to any Portfolio Servicing Agreement other than Seller.

                  (d) Except to the extent set forth therein, Seller is not, as of the date of this Agreement, bound by any modifications (oral or written) of the terms of any Portfolio Servicing Agreement.

                  Section 6.11 Records. All copies of the Records delivered pursuant to this Agreement are to Seller's knowledge, true, accurate and complete in all respects. The Records have been kept in material compliance with applicable law and the Portfolio Servicing Agreements. The Records have been periodically reconciled with the reports delivered to Seller by the custodians and prime brokers who have custody of the Clients' assets and there are no discrepancies between the Records and such reports with respect to the identity and number of securities and other assets held by such custodians and prime brokers for the benefit of the Clients that has not been corrected or explained to the reasonable satisfaction of Seller or that caused Seller to recommend to any Client that such Client reconsider its choice of custodian or prime broker.

         Section 6.12 Standards. (a) (a) The Records reflect the dispositions and acquisitions of assets and the receipt and delivery of cash or other assets from or to Clients, and Seller maintains a system of internal controls, policies and procedures such that (i) orders are placed in accordance with its management's general or specific authorizations,
(ii) such transactions are recorded in conformity with the terms of the Portfolio Servicing Agreements, (iii) the orders placed are compared with the periodic reports delivered to Seller by the custodians and prime brokers having custody of the Clients' assets at reasonable intervals and appropriate action is taken with respect to any material discrepancies.

                 (b) The data and transaction processing systems of Seller are of the quality generally maintained as of the date of this Agreement by asset managers of a comparable size and business profile and are adequate, in all material respects, for the performance of Seller's functions as asset manager in connection with the Axe Core Disciplines, the accounting therefor and for performing Seller's obligations under the Portfolio Servicing Agreements.

         Section 6.13 Domicile. No Portfolio Servicing Agreement contains any requirement that the service provider be domiciled or have its principal place of business in any specified state.

         Section 6.14 No Material Adverse Change. Since July 30, 2001, there has been no change or development or combination of changes or developments that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

         Section 6.15 Title. Seller is (immediately prior to the Closing) and Buyer will be (upon consummation of the Closing) the owner of all right, title and interest in, to and under the Portfolio Rights and to the Purchased Assets free and clear of any Liens.

         Section 6.16 Compliance with Law; Portfolio Servicing Agreements. Seller is in compliance with all requirements and obligations applicable to it under the Portfolio Servicing Agreements and in material compliance under all laws, rules, regulations, judgments, injunctions, orders and decrees applicable to performance of its obligations under and pursuant to the Portfolio Servicing Agreements or the conduct of the Axe Core Disciplines.

         Section 6.17 Tax Matters. (e) Seller has complied with the provisions of the Code (or other applicable law) relating to the payment and withholding of Taxes and information reporting with respect to the Axe Core Disciplines (including, without limitation, with respect to all payments made to or credited to employees, customers or others) and have obtained and properly retained a Withholding Certificate from each Person that is required to provide one.

                 (b) Seller has recorded in the processing system any notice pursuant to Section 3406(a)(1)(B) or (C) of the Code received with respect to any Person in connection with the Axe Core Disciplines.

                 (c) Seller has filed or will file all Tax Returns that are required to be filed for any Pre-Closing Tax period with respect to the Axe Core Disciplines. Seller has timely paid or will timely pay all Taxes, and all interest and penalties due thereon and payable by it the non-payment of which would result in a Lien on any asset of the Axe Core Disciplines.

         Section 6.18 Environmental. The Axe Core Disciplines have at all times been conducted in compliance with all Environmental Laws. There are no Environmental Liabilities or circumstances that would result in Environmental Liabilities that, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

         Section 6.19 No Material Adverse Effect. There exist no facts, conditions or circumstances that would be required to be disclosed under any other Section of this Article 6 were all qualifications relating to "materiality" or "material adverse effect" to be disregarded, except for such facts, conditions and circumstances which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

         Section 6.20 Purchased Assets. (a) Exhibit B sets forth (i) a complete and accurate list of all Intellectual Property and other assets of Seller (other than the Portfolio Servicing Agreements set forth on Exhibit A as supplemented pursuant to Section 4.5 hereof) being sold, transferred and assigned to Buyer pursuant to this Agreement (the "Purchased Assets"), (ii) the true and accurate book value of each such Purchased Asset as of the date hereof and (iii) a complete and accurate list of all accounts receivable in respect of Portfolio Servicing Agreements for each Client and the book value of same as of the date hereof ("Accounts Receivable"). All Accounts Receivable are collectible in the ordinary course of business. No such book value set forth on Exhibit B reflects any write-up to the value of the applicable Purchased Asset.

                 (b) The tangible assets, including all tangible computer-related assets, included in Exhibit B, are in good operating condition and repair, normal wear and tear excepted, are usable in the ordinary course of business, are adequate and suitable for the uses to which they are being put and conform in all material respects to all applicable laws relating to their construction, use and operation.

         Section 6.21 Software. (a) Exhibit B sets forth a complete and correct list, as of the date of this Agreement, of all Software (other than unmodified commercial "shrink wrap" software) material to the operation of the Axe Core Disciplines.

                 (b) Exhibit B also separately lists all agreements under which Seller has licensed to others the right to use Software material to the operations of the Axe Core Disciplines, specifying the parties to the agreement, the Software that is licensed, and whether the license is exclusive or non-exclusive.

                 (c) The Software set forth in Exhibit B is all the Software that Seller uses or holds for use in connection with the Axe Core Disciplines or that is otherwise material or necessary to the Axe Core Disciplines, as currently conducted by Seller; except for Software that Seller could discontinue to use without such a discontinuation having, individually or in the aggregate, a Material Adverse Effect. Seller is the sole owner or has the exclusive right to use and to sell, transfer and assign all Software set forth on Exhibit B, free and clear of conditions, adverse claims (including any claims of Employees) or other restrictions or any requirement of any past, present or future royalty payments.

                 (d) The Seller has a policy to secure valid written assignments from all consultants and employees who contribute or have contributed to the creation or development of

Software of the rights to such contributions that the Seller does not already own by operation of law.

                 (e) The Seller has taken all reasonable and appropriate steps to protect and preserve the confidentiality of all of the Trade Secrets that comprise any part of the Software set forth on Exhibit B, and there are no unauthorized uses, disclosures or infringements of any such Trade Secrets; all use by, and disclosure to, any Person of Trade Secrets that comprise any part of the Software set forth on Exhibit B has been pursuant to the terms of a written agreement with such Person; and all use in connection with the Axe Core Disciplines by Seller of Trade Secrets owned by another Person has been pursuant to the terms of a written agreement with such Person or is otherwise lawful. "Trade Secrets" means trade secrets (including, but not limited to, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), business, technical and know-how information, non-public information, policy and procedure manuals and confidential information and rights to limit the use or disclosure thereof by any Person.

                  (f) There is no pending (or, to the knowledge of the Seller, threatened) assertion or claim: (i) challenging the validity or enforceability of, or contesting the Seller's rights with respect to, any of the Software set forth on Exhibit B, or (ii) asserting that the Seller's use or exploitation of any Software set forth on Exhibit B infringes upon, misappropriates, violates or conflicts in any way with the rights of any third party; and, in each case, to the knowledge of the Seller, there are no grounds for any such assertion or claim, except where such assertion or claim, in each case, individually or in the aggregate, would not have a Material Adverse Effect.

                  (g) The Seller has not given or has not received any notice of default or any event which with the lapse of time would constitute a default under any agreement relating to Software set forth on Exhibit B; the Seller is not and, to the knowledge of Seller, no other party is, currently in default with regard to any agreement relating to the Software set forth on Exhibit B, and there exists no condition or event (including the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein) which, with the giving of notice or the lapse of time or both, would constitute a default by the Seller under any agreement relating to the Software set forth on Exhibit B, or would give any Person any rights of termination, cancellation, acceleration of any performance under any such agreement or result in the creation or imposition of any Lien, in each case, except where such default would not have a Material Adverse Effect.

                  (h) To the Seller's knowledge, there are no unauthorized uses, disclosures, infringements, or misappropriations by any third party of any of the Software set forth on Exhibit B, except where such actions would not have, individually or in the aggregate, a Material Adverse Effect. Except as set forth on Exhibit B there are no licensees or authorized users of the Software.

                  (i) The Seller: (i) is not a party to any suit, action or proceeding which involves a claim of infringement or misappropriation of any of the Software set forth on Exhibit B or other intellectual property of any third party used in connection with the Axe Core Disciplines or (ii) has not brought any action, suit or proceeding against any third party for infringement of, or breach of any license or agreement involving, any of the Software set forth on Exhibit B, except where such infringement or breach would not have a Material Adverse Effect.

                  (j) To the Seller's knowledge, all use, disclosure or appropriation of confidential and/or proprietary information not owned by Seller in the course of conducting the Axe Core Disciplines has been pursuant to the terms of a written agreement between the Seller and the owner of such confidential and/or proprietary information, or is otherwise lawful.

                  (k) For the purposes of this Agreement: "Software" means computer software, data files, source and object codes, user interfaces, manuals, databases and other specifications and documentation including mask works, moral rights, claims, causes of action or defenses relating to the enforcement of any of the foregoing, and the goodwill associated with the foregoing.

                  (l) The source code for all Software set forth on Exhibit B will compile into object code or otherwise be capable of performing the functions described in the documentation pertaining to such Software. All source code and other documentation concerning the Software set forth on Exhibit B is correct, accurate and sufficiently documented to enable a software developer of reasonable skill to understand, modify, compile and otherwise utilize all aspects of the Software set forth on Exhibit B without reference to other sources of information.

                                    ARTICLE 7

                     REPRESENTATIONS AND WARRANTIES OF BUYER
                     ---------------------------------------

         Buyer represents and warrants to Seller as follows:

         Section 7.1 Organization. Buyer is duly organized and validly existing and in good standing under the laws of the state in which it is organized.

         Section 7.2 Authority. Buyer has the corporate power and authority to
(i) enter into and perform this Agreement and to consummate the transactions contemplated hereby and (ii) conduct an asset management business and to perform the Portfolio Obligations and assume the Assumed Liabilities. The execution, delivery and performance of this Agreement has been approved by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and the Person who executed this Agreement on behalf of Buyer has been duly authorized to do so. This Agreement constitutes a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms except insofar as enforcement may be limited by general principles of equity (whether applied in a court of law or a court of equity) and by bankruptcy, insolvency and similar laws affecting creditors' rights generally.

         Section 7.3 No Violations. The execution, delivery and performance of this Agreement will not (a) violate, conflict with, result in a material breach of, constitute a default under, or result in the acceleration or creation of any Lien pursuant to any agreement, indenture, mortgage or lease to which Buyer is a party or by which Buyer or its properties are bound (with or without notice or lapse of time or both), (b) violate any provision of the organization certificate or by-laws of Buyer or (c) violate any law, rule ordinance or regulation or order, judgment, injunction or decree of any court, arbitrator or governmental body against or binding upon Buyer, except for violations, conflicts, breaches or accelerations which, individually or in the aggregate, would not and are not reasonably likely to result, in a material adverse effect on the ability of Buyer to perform its obligations under this Agreement.

         Section 7.4 Consents. No consent, action, approval or authorization of, or registration, declaration or filing with, any governmental department, commission, agency or instrumentality having jurisdiction over Buyer is required to be obtained by Buyer to authorize the execution, delivery or performance of this Agreement by Buyer or to effect the transfer of the Portfolio Rights and the Purchased Assets and the assumption of the Portfolio Obligations and the Assumed Liabilities. No third party consents are required to be obtained by Buyer in order for Buyer to succeed Seller under any Portfolio Servicing Agreement, other than the Client Consents.

         Section 7.5 No Finders' Fees. There are no claims for brokerage commissions or finders' fees in connection with the transactions contemplated hereby resulting from any action taken by Buyer or its officers, directors, agents or representatives.

         Section 7.6 Compliance. Buyer and each employee of Buyer who will be servicing the Portfolio Servicing Agreements holds, and has at all pertinent times held, all licenses, permits or other similar authorizations necessary for the lawful performance by Buyer of the Portfolio Obligations. All such all licenses, permits or other similar authorizations are valid and in good standing and are not subject to any proceeding for the suspension, modification or revocation thereof or proceedings related thereto. Neither Buyer nor any "person associated with an investment adviser" (as defined in the Advisers Act) of Buyer is ineligible pursuant to Section 203(e) of the Advisers Act to serve as a registered investment adviser or as an associated person of a registered investment adviser.

         Section 7.7 Legal Proceedings. Buyer is not a party to and there are not legal, administrative, arbitral or other proceedings, claims, actions, or governmental or regulatory investigations or any nature pending or, to the knowledge of Buyer, threatened against Buyer or any Affiliated Person of Buyer that challenges the validity or legality of this Agreement or the transactions contemplated hereby or which seeks to prevent the consummation of such transactions or would adversely effect Buyer's ability to perform under this Agreement in any material respect.

                                    ARTICLE 8

                                EMPLOYEE MATTERS
                                ----------------

         Section 8.1 Employee Matters. Schedule 8.1 lists the title, current year-to-date and the most recent 2 full years' annual base salary or hourly rate, commission structure and bonus paid to each Employee. To the knowledge of Seller, there are no claims pending against Seller with respect to any Employee and no such claims are threatened, other than claims for benefits in the ordinary course of operation of Seller's Employee Benefit Plans. There are no employment contracts between Seller and any Employee, other than Seth Lynn and Robert Windsor, copies of which have been previously provided to Buyer. Seller shall provide to Buyer such other information regarding any Employee as Buyer may reasonably request; provided, that such Employee has consented to its release in writing.

                  (b) To the knowledge of Seller, no officer, agent or Employee assigned to the Axe Core Disciplines (during the course of his or her duties in relation to the Axe Core Disciplines) has committed, or omitted to do, any act or thing the commission of which is, or could reasonably be expected to be, in contravention of any applicable act, order, regulation or the like which is punishable by fine or other penalty or has paid any bribe or used any assets of the Axe Core Disciplines unlawfully to obtain an advantage for Seller. To the knowledge of Seller, none of the Employees or officers or directors of Seller assigned to the Axe Core Disciplines has, within the last three years, been involved in any criminal proceedings directed toward such Person relating to the Axe Core Disciplines or Seller nor to Seller's knowledge are any such proceedings threatened.

                  (c) Buyer shall offer employment to each Employee other than Seth Lynn as soon as practicable after such Employee has successfully met Buyer's prescreening requirements for newly hired employees for so long as determined by Buyer, in its sole discretion. Each Employee who accepts Buyer's offer of employment shall cease employment with Seller on the Closing Date. All such Employees shall be new employees of Buyer and, except as otherwise provided herein, any prior employment by Seller, of such Employees shall not affect entitlement to, or the amount of, salary or other benefits or cash compensation, current or deferred, which Buyer may make available to its employees. Buyer shall be solely responsible for advising Employees of the details of any offers and for answering any questions relating thereto. Buyer shall notify Seller of the acceptance of any offer. Seller shall provide Buyer with a copy of its personnel file for each Employee formerly employed by it promptly after being notified of such Person's acceptance of an offer provided such employee has consented to its release in writing.

                  (d) Buyer shall have no liability or obligation whatsoever to or with respect to any Employee not employed by Buyer. Except as expressly provided to the contrary herein, Seller shall retain all obligations and liabilities relating to or arising under any compensation and employee benefit plan, policy, practice or arrangement maintained or contributed to by Seller for the benefit of Employees. Buyer shall have at all times sole discretion to determine which specific employee benefit plans or arrangements shall be provided to Employees hired by it and to determine the terms of eligibility and participation of such Employees in any compensation programs and employee benefit plans or arrangements Buyer makes available to such Employees.

                  (e) Seller shall retain all liability for all hospital, medical, life insurance, disability and other covered welfare benefit plan expenses and benefits for each Employee with respect to claims incurred by such person or his or her covered dependents on or prior to the Closing Date. Buyer's employee benefit plans shall pay for all such claims incurred by each Employee employed by Buyer or his or her covered dependents after the Closing in accordance with the provisions of such Buyer's employee benefit plans as may be amended from time to time. For this purpose, a claim is incurred when the medical or other service giving rise to the claim is performed, except that in the case of death, a claim is incurred on the date of death.

                  (f) Seller shall be solely responsible for, and shall bear all liability in connection with, complying with the notice and other provisions of the Worker Adjustment and Retraining Notification Act of 1988, as amended ("WARN"), that may apply as the result of any "plant closing" or "mass layoff" (as those terms are defined in WARN) affecting in whole or in part employees of Seller on or prior to the time such employees are employed by Buyer.

                  (g) No provision of this Section 8.1 shall create any third party beneficiary rights in any Employee (including any beneficiary or dependent thereof).

                                    ARTICLE 9

                                 INDEMNIFICATION
                                 ---------------

         Section 9.1 Indemnification by Seller Parent and Seller. Seller Parent and Seller will jointly and severally indemnify and hold harmless Buyer and Buyer's officers, directors, employees, Affiliated Persons and agents from and against any liability, loss, Tax, cost or expense, including reasonable attorneys' fees (collectively a "Loss"), that shall result from or arise out of
(a) the breach by Seller of any of its representations or warranties contained in this Agreement or the agreements, instruments and certificates delivered in connection with this Agreement, (b) the breach by Seller of any of its agreements, covenants or undertakings contained in this Agreement or in the agreements, instruments and certificates delivered in connection with this Agreement, (c) the Excluded Obligations, and (d) any other liability or obligation, contingent or otherwise, of Seller that is not specifically assumed by Buyer pursuant to this Agreement, provided, however, that in no event shall Seller Parent or Seller be obligated under this Section 9.1 to indemnify any such Person in respect of any Loss, that results from the willful misconduct, bad faith or negligent acts or omissions of any Person entitled to indemnification under this Section 9.1.

         Section 9.2 Indemnification by Buyer. Buyer will indemnify and hold harmless Seller and Seller's officers, directors, employees, Affiliated Persons and agents from and against any Loss that shall result from or arise out of (a) the breach by Buyer of any of its representations or warranties contained in this Agreement or the agreements, instruments and certificates delivered in connection with this Agreement, (b) the breach by Buyer of any of its agreements, covenants or undertakings contained in this Agreement or the agreements, instruments and certificates delivered in connection with this Agreement, or (c) the Portfolio Obligations or the Assumed Liabilities, provided, however, that in no event shall Buyer be obligated under this Section
9.2 to indemnify any such Person in respect of any Loss that results from the willful misconduct, bad faith or negligent acts or omissions of any Person entitled to indemnification under this Section 9.2.

         Section 9.3 Pass Through Indemnification. In addition to the obligations of Seller under Section 9.1, if Seller has the benefit of any right to indemnification, contribution or setoff described in subparagraph (f) of the definition of "Portfolio Rights" that is not assigned effectively to Buyer, the Seller agrees to indemnify Buyer and Buyer's officers, directors, employees, Affiliated Persons and agents against, and hold each of them harmless from any and all Losses to the same extent (and on the same terms and conditions) that Seller would have been entitled thereunder; provided, however, that (i) Seller shall be able to deduct from any amounts paid to Buyer pursuant to this Section 9.3 the amount of its reasonable expenses, if any, actually incurred by it in enforcing such right to indemnification, contribution or setoff and (ii) with Buyer's prior written consent (which consent shall not unreasonably be withheld) Seller may settle on reasonable terms any claim arising out of enforcement of such right to indemnification, contribution or setoff.

         Section 9.4 Indemnification Procedure. In the event any claim is made, or any suit or action is commenced, against any Person in respect of which indemnification may be sought by such Person under Section 9.1 or 9.2 (the "Indemnified Party"), the Indemnified Party shall promptly give the party against whom indemnification is sought (the "Indemnifying Party") written notice thereof, provided, however, that the failure to give such notice shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent the Indemnifying Party is prejudiced thereby. Such notice shall summarize the basis of such claim in reasonable detail. Within 20 days after receiving such notice the Indemnifying Party shall give written notice to the Indemnified Party stating whether it disputes its obligation to provide indemnification hereunder or the validity or amount of the claim and whether it will defend against such claim. If the Indemnifying Party fails to give notice that it disputes either its obligation hereunder with respect to such claim or the validity or amount thereof within 20 days after receipt of such notice, it shall be deemed to have accepted and agreed to such claim, which shall become immediately due and payable, subject to the limitations set forth herein. If the Indemnifying Party fails to give notice that it disputes its obligation to provide indemnification hereunder but disputes the validity or amount of such claim, it shall be deemed to have accepted responsibility for such claim, subject to the limitations set forth herein. If the Indemnifying Party provides notice that it disputes its obligation to provide indemnification hereunder, such claim shall not be subject to indemnification hereunder unless and until the Indemnified Party obtains a final, non-appealable judicial determination that it is entitled to indemnification hereunder by the Indemnifying Party with respect to such claim. In the case of a claim by an Indemnified Party seeking indemnification for any Loss arising from a claim asserted or a suit or action commenced by a third party against such Indemnified Party (a "Third Party Claim"), the Indemnifying Party may elect to defend or compromise such Third Party Claim at its own expense and by its own counsel. If the Indemnifying Party elects to conduct any such defense it shall within 30 days after receiving notice of such Third Party Claim, notify the Indemnified Party of its intent to do so and the Indemnified Party shall be entitled to participate in such defense at the Indemnified Party's expense. If the Indemnifying Party elects not to defend or compromise against any Third Party Claim, or fails to notify the Indemnified Party of its election to do so as herein provided, or otherwise abandons the defense of any Third Party Claim, the Indemnified Party may pay (without prejudice of any of its rights against the Indemnifying Party), compromise or defend such Third Party Claim including the costs and expenses of the Indemnified Party incurred in connection therewith. Notwithstanding anything to the contrary contained herein, in connection with any Third Party Claim the Indemnified Party shall have the right to select and employ separate counsel to represent it if in the reasonable judgment of the Indemnified Party, it is advisable for the Indemnified Party to be represented by separate counsel (i) because of a reasonably apparent conflict of interest between the Indemnifying Party and the Indemnified Party or (ii) because there are specific defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party and which could be materially adverse to the Indemnifying Party, and such separate counsel shall have the right to assume and direct the Indemnified Party's defense and enter into settlements or compromises with the consent of the Indemnifying Party (which consent shall not be unreasonably withheld), and the reasonable fees and expenses of one such separate law firm shall be paid by the Indemnifying Party. Any such settlement or compromise of or any final judgment or decree entered on or in any claim, suit or action that all Persons seeking indemnification under Section 9.1 or 9.2, as the case may be, in respect thereof have agreed to, in accordance herewith shall be deemed to have been consented to by, and shall be binding upon, the Indemnifying Party as fully as if the Indemnifying Party had assumed the defense thereof and a final judgment or decree had been entered in such suit or action, or with regard to such claim, by a court of competent jurisdiction for the amount of such settlement, compromise, judgment or decree. If the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third Party Claim which the Indemnifying Party may recommend and which by its terms releases the Indemnified Party completely in connection with such Third Party Claim and which would not otherwise adversely affect the Indemnified Party in any material respect. If the Indemnifying Party chooses to defend any claim, the Indemnified Party shall make available to the Indemnifying Party, at the Indemnifying Party's expense, any personnel or any books, records or other documents within its control that are reasonably necessary or appropriate for such defense, subject to the receipt of appropriate confidentiality agreements. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees an expenses of counsel incurred by the Indemnified Party in defending such third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party which the Indemnified Party reasonably determines, based on the opinion of its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

         Section 9.5 Treatment of Indemnification Payments. All indemnification payments made pursuant to Article 9 shall be treated by the parties as an adjustment to the Purchase Price.

         Section 9.6 Survival of Covenants, Agreements, Representations and Warranties. The covenants, agreements, representations and warranties made by Seller in this Agreement or any certificate delivered pursuant to this Agreement shall survive the Closing for a period of eighteen months, except that the covenants, agreements, representations and warranties contained in (i) Section
4.9 shall survive the Closing for the period set forth therein; (ii) Sections 4.2, 4.11, 5.2(a), 5.3, 6.10, 6.15, 6.21(e), 6.21(f) and the last sentence of
6.21(c) shall survive the Closing indefinitely; and (iii) Sections 2.8, 2.10, 2.11, 6.17 and Article 11 shall survive the Closing until expiration of the applicable statute of limitations (including the period covered by any waiver, mitigation or extension thereof), if later. Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

         Section 9.7 Limitation on Indemnification. No Indemnified Party shall be entitled to indemnification from an Indemnifying Party until the aggregate Losses suffered by such

Indemnified Party hereunder exceed $50,000 whereupon the Indemnified Party shall be entitled to claim indemnification for all Losses suffered by such Indemnified Party (without regard to such threshold).

                                   ARTICLE 10

                              CONDITIONS TO CLOSING

         Section 10.1 Conditions to Buyer's Obligations. The obligation of Buyer to consummate the Closing is subject to the fulfillment, prior to or at the Closing, of each of the following conditions (any or all of which may be waived by Buyer):

                  (a) each of the representations and warranties of Seller shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date as though made on and as of the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date or representations and warranties which are qualified by materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects;

                  (b) Seller shall have performed and complied in all respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date, except obligations and covenants which although not performed or complied with do not result, and are not reasonably likely to result, in a material reduction of the benefits of this Agreement to Buyer;

                  (c) The Client Percentage shall be at least 80%; and

                  (d) Seller shall have furnished Buyer with a certificate, dated the Closing Date, executed by a duly authorized officer of Seller and certifying as to the satisfaction of the conditions specified in Sections 10.1(a), (b) and (c).

         Section 10.2 Conditions to Seller's Obligations. The obligation of Seller to consummate the Closing is subject to the fulfillment, prior to or at the Closing, of each of the following conditions (any or all of which may be waived by Seller):

                  (a) each of the representations and warranties of Buyer shall be true in all material respects on and as of the date hereof and on and as of the Closing Date as though made on and as of the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date or representations and warranties which are qualified by materiality, which representations and warranties shall be true and correct in all respects;

                  (b) Buyer shall have performed and complied, in all respects with all obligations and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing Date except obligations and covenants which although not performed or complied with do not result and are not reasonably likely to result in a material reduction of the benefits of this Agreement to Seller; and

                  (c) Buyer shall have furnished Seller with a certificate, dated the Closing Date, executed by a duly authorized officer of Buyer and certifying as to the satisfaction of the conditions specified in Sections 10.2
(a) and (b).

         Section 10.3 Conditions to Each Party's Obligations. The respective obligations of Buyer and Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

                  (a) no federal, state or local law shall have been adopted or promulgated that would render the transactions contemplated by this Agreement unlawful or unenforceable, and no action or proceeding shall have been instituted before any court or governmental body to restrain or prohibit, or to obtain substantial damages in respect of, the consummation of the transactions contemplated by this Agreement that, in the reasonable opinion of either Buyer or Seller, could be expected to result in a preliminary or permanent injunction against such consummation; and

                  (b) neither Buyer nor Seller shall have received written notice from any governmental authority or governmental entity of its intention to institute any action or proceeding to restrain or enjoin or nullify this Agreement or the consummation of the transactions contemplated hereby.

                                   ARTICLE 11

                                  MISCELLANEOUS
                                  -------------

         Section 11.1 Expenses. Each party shall pay its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, including attorneys', accountants' and auditors' fees and other expenses.

         Section 11.2 Notices; Form of Payment. (a) All notices, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or by United States mail, certified or registered, with return receipt requested, by overnight courier, by confirmed facsimile transmission or otherwise actually delivered, as follows:

                           (i)    if to Buyer, to:

                           The Bank of New York
                           One Wall Street
                           New York, NY 10286
                           Attn: Paul Foster
                           Telephone:  (212) 635-1851
                           Facsimile:  (212) 635-1867
                           with copies to:

                           The Bank of New York
                           One Wall Street
                           New York, NY 10286
                           Attn:  General Counsel
                           Telephone:  (212) 635-1643
                           Facsimile:  (212) 635-1070

                    (ii)   if to Seller, to:

                           Axe-Houghton Associates Inc.
                           c/o Hoenig Group Inc.
                           Reckson Executive Park
                           4 International Drive
                           Rye Brook, NY 10573
                           Attn: General Counsel
                           Telephone: (914) 935-9000
                           Facsimile: (914) 935-9178

                           with a copy to:

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           Four Times Square
                           New York, NY 10036-6522
                           Attn: Blaine V. Fogg, Esq.
                           Telephone: (212) 735-3000
                           Facsimile: (212) 735-2000

                   (iii)   if the Seller Parent to:

                           Hoenig Group Inc.
                           Reckson Executive Park
                           4 International Drive
                           Rye Brook, NY 10573
                           Attn: General Counsel
                           Telephone: (914) 935-9000
                           Facsimile: (914) 935-9178

The persons or addresses to which mailings or deliveries shall be made may be changed from time to time by notice given pursuant to the provisions of this
Section 10.2(a). Any notice, demand or other communication given pursuant to the provisions of this Section 10.2(a) shall be deemed to have been given on the date actually delivered or five days following the date deposited in the United States mail (certified or registered, with return receipt requested, properly addressed and postage prepaid), as the case may be.

                  (b) Unless otherwise specified or by the mutual agreement by the parties, all payments required to be made under this Agreement (i) to Buyer shall be made by wire transfer of funds immediately available in New York, New York to the account specified in Schedule 11.2(b) hereto, and (ii) to Seller shall be made by wire transfer of funds immediately available in New York to the account specified in Schedule 11.2(b) hereto, in each case, on the date of payment to an account designated by the payee or by such other means of payment as are designated by the payee.

         Section 11.3 Third Party Beneficiaries. No party to this Agreement intends any provision of this Agreement to benefit or create any right or cause of action in or on behalf of any Person other than Seller or Buyer. Without limiting the generality of the foregoing, no provision of this Agreement or any document executed in connection herewith, shall create any right or cause of action in or on behalf of any creditor, shareholder, employee, Affiliated Person or representative of Buyer or Seller.

         Section 11.4 No Joint Venture. Nothing contained in this Agreement shall be construed as constituting or giving rise to a partnership, joint venture or agency between Buyer and Seller.

         Section 11.5 Successors and Assigns. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective transferees, successors and permitted assigns, provided, however, that except as expressly provided herein, neither this Agreement nor any of the rights, privileges, duties and obligations of the parties hereto may be assigned or delegated by any party without the written consent of the other party and any attempted assignment shall be null and void and provided, further, that Buyer may assign, transfer or delegate this Agreement or any of its rights, privileges, duties and obligations hereunder to an Affiliated Person of Buyer without the consent of the Seller, but no such assignment, transfer or delegation shall relieve Buyer of its obligations hereunder and all representations, warranties, covenants and agreements of Buyer herein and hereunder shall thereafter be deemed to be the joint and several representations, warranties, covenants and agreements of Buyer and such Affiliated Person of Buyer.

         Section 11.6 Amendments and Waivers. None of this Agreement, any of the instruments referred to herein or any of the provisions hereof or thereof shall be amended, modified or waived in any fashion except by an instrument in writing signed by each of the parties hereto. No delay on the part of either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

         Section 11.7 Consent to Jurisdiction. Each of Buyer and Seller irrevocably submits to the exclusive jurisdiction of the state and federal courts of competent jurisdiction in the City and County of New York, in the State of New York, and hereby irrevocably and unconditionally waives any objection which it may have at any time to the venue of any such action, suit or proceeding in such courts and further agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Each of Buyer and Seller agree that it will not institute or seek to institute any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby (other than an action or proceeding seeking enforcement of a judgment) in any forum other than in such courts.

         Section 11.8 Severability of Provisions. If any provision of this Agreement, or the application of any such provision to any Person or circumstance, shall be held invalid by a court of competent jurisdiction, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

         Section 11.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one instrument it being understood that both parties need not sign the same counterpart.

         Section 11.10 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

         Section 11.11 WAIVER OF JURY. BUYER AND SELLER EACH HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE RELATIONSHIPS ESTABLISHED HEREUNDER.

         Section 11.12 Captions. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

         Section 11.13 Entire Agreement. This Agreement and the other written instruments specifically referred to herein and the Confidentiality Agreement, dated January 24, 2001, by and between Buyer and Lazard Freres & Co. LLC, on behalf of Seller Parent embody the entire understanding of the parties hereto and supersede all prior agreements, representations or understandings, if any, relating to the subject matter hereof.

         Section 11.14 Publicity. Neither Buyer nor Seller shall, or shall permit any Affiliated Person to, issue or cause the issuance of any press release or other public announcement with respect to the transactions contemplated by this Agreement (except where the issuance thereof is required under applicable law) without the prior consent of the other party, which consent shall not be unreasonably withheld. Buyer and Seller agree to provide the other party with a draft of any proposed press release or other public announcement with respect to the transactions contemplated by this Agreement no later than 3 Business Days prior to its publication or announcement, as the case may be.

         IN WITNESS WHEREOF, Seller and Buyer have executed and delivered this Agreement as of the day and year first above written.


                                               AXE-HOUGTON ASSOCIATES INC.


                                               By:    /s/Seth M. Lynn
                                                      ---------------
                                               Name:  Seth M. Lynn, Jr.
                                               Title: President


                                               HOENIG GROUP INC.


                                               By:    /s/Fredric P. Sapirstein
                                                      ------------------------
                                               Name:  Fredric P. Sapirstein
                                               Title: Chief Executive Officer


                                               THE BANK OF NEW YORK


                                               By:    /s/Kevin T. Bannon
                                                      ------------------
                                               Name:  Kevin T. Bannon
                                               Title: Executive Vice President